SECOND AMENDMENT TO ASSET SALE AGREEMENT

This Second Amendment to Asset Sale Agreement (the "Second Amendment") is executed effective as of February 16, 2009, by and between Pizza Hut of America, Inc., a Delaware corporation (“PHA”), Pizza Hut, Inc. (“PHI”; and together with PHA, the “Seller”) and NPC International, Inc., a Kansas corporation (the "Buyer").

R E C I T A L S:

WHEREAS, the Seller and Buyer have previously executed that certain Asset Sale Agreement (the "ASA") dated as of January 13, 2009, which provides for the sale of 49 Pizza Hut Restaurants in the St. Louis area; and

WHEREAS, the Seller and Buyer desire to amend the ASA as provided in this Second Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth in this Second Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Buyer hereby agree as follows:

1.

Schedules 1.1 and 1.3(a). Schedules 1.1 and 1.3(a) are hereby replaced with the attached revised Schedules 1.1 and 1.3(a) to reflect the removal of System Restaurant 429029 located at 3505 Gravois Ave., St. Louis, Missouri.

2.	Purchase Price. Section 1.6(b) is amended and restated in its entirety as follows:

“At Closing, the Buyer shall pay to the Seller the sum of $9,995,430 representing the Purchase Price.”

3.	Reaffirmation. Other than as amended herein, all of the provisions of the ASA remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have executed this Second Amendment this 16th day of February, 2009.

PIZZA HUT OF AMERICA, INC.		NPC INTERNATIONAL, INC.

By:	/s/ John J. Murphy	By:	/s/ Troy D. Cook
	John J. Murphy, President		Troy D. Cook, Vice President

PIZZA HUT, INC.

By:	/s/ John J. Murphy
John J. Murphy, Vice President – Law

Second Amendment to ASA